Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

- among -

INFOCOMM ASIA HOLDINGS PTE. LTD.

- and -

GIGAMEDIA ASIA PACIFIC LIMITED

- and -

MANAGEMENT CAPITAL INTERNATIONAL LIMITED

- and -

ROLAND ONG TOON WAH

July 2, 2012

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into and made by and among the following parties:

INFOCOMM ASIA HOLDINGS PTE. LTD., (Company Registration Number 200414772H), a private company limited by shares incorporated in Singapore with its registered office at 35 Tai Seng Street #01-01, Tata Communications Exchange, Singapore 534103 (the “Company”);

GIGAMEDIA ASIA PACIFIC LIMITED, (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Selling Shareholder”);

MANAGEMENT CAPITAL INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

ROLAND ONG TOON WAH (NRIC No. S1713456F) of 21 Elliot Walk, Singapore 458675 (the “Principal”),

(each, a “Party” and collectively, the “Parties”)

WHEREAS,

(i) The Selling Shareholder owns 5,982,230 Class A Shares and 1,208,881 Class B Shares in the Company, and such shares in aggregate, representing 80% of the total issued and outstanding Shares as at the date hereof;

(ii) The Selling Shareholder wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Selling Shareholder, a total of 1,463,930 Class A Shares, representing 6.48% of the total issued and outstanding Shares as at the date hereof, and 1,208,881 Class B Shares, representing 53.52% of the total issued and outstanding Shares as at the date hereof; and

(iii) The Company, the Selling Shareholder and the Principal will enter into certain agreements and instruments contemporaneous with the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

EXECUTION VERSION

SECTION 1 DEFINITIONS

“Business Day” means any day of the year on which banking institutions in Singapore, Taiwan and the British Virgin Islands are generally open to the public for conducting business and are not required or authorized to close.

“Class A Shares” means the class A shares of the Company, par value US$1.00 per share.

“Class B Shares” means the class B shares of the Company, par value US$10.00 per share.

“Closing Deliverables” means the documents to be delivered by the Selling Shareholder to the Purchaser in accordance with Section 3.

“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Encumbrance” shall mean any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire option or right of pre-emption) or any mortgage, lien, pledge, charge, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature.

“Ordinary Shares” means the ordinary shares in the capital of the Company.

“Purchase Shares” means the 1,463,930 Class A Shares and the 1,208,881 Class B Shares owned by the Selling Shareholder and referred to in Recital (ii) above.

“Shares” means the Class B Shares, the Class A Shares and the Ordinary Shares.

“Spring Asia Limited” means Spring Asia Limited, an International Business Company (Certificate of Incorporation No. 601937) incorporated in the British Virgin Islands and having its registered office at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

“Spring Asia SPA” means the share purchase agreement entered into by and among Spring Asia Limited, the Selling Shareholder, the Principal, and the Company on the same date of this Agreement.

“Transfer Agent” means Portcullis TrustNet (Singapore) Pte Ltd, with its office at 6 Temasek Boulevard, #09-05 Suntec Tower Four, Singapore 038986.

“US$” shall mean the lawful currency of the United States of America.

“Whitewash Approval” means the approval of the shareholders of the Company for the provision of financial assistance (within the meaning of Section 76 of the Companies Act) by the Company to the Purchaser in relation to the security to be created under the Share Charge (as defined in the Spring Asia SPA).

EXECUTION VERSION

SECTION 2 AGREEMENT TO PURCHASE AND SELL

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Selling Shareholder, and the Selling Shareholder shall sell to the Purchaser, the Purchase Shares for an amount as set out in Section 2.2 below. Subject to completion of obligations of the Company under Section 3.1(1) below, the transfer and delivery of the Purchase Shares in accordance with this Agreement shall convey good title to the Purchase Shares, free and clear from any and all Encumbrances (as defined herein), and with all rights, benefits, entitlements and advantages attached or accruing to them on and from the Closing (as defined herein).

2.2 Purchase Price. The total purchase price to be paid by the Purchaser to the Selling Shareholder for the Purchase Shares (“Purchase Price”) shall be US$1.00, the adequacy of which is hereby confirmed by the Selling Shareholder.

2.3 Payment of the Purchase Price. The Purchase Price shall be paid by the Purchaser at the Closing in cash upon receipt of the deliverables listed in Section 3.3 below.

2.4 Call Option. Within one (1) year of the execution of this Agreement, the Company, the Principal and/or the Purchaser shall have the option to purchase all remaining shares of the Company held by the Selling Shareholder at the total price of US$1 million, regardless of whether such remaining shares have been diluted or not (the “Call Option”).

2.5 Dilution. The Company may issue more shares to other investors or lenders with the effect of diluting the Selling Shareholder’s shareholding in the Company at any time notwithstanding that the Call Option has not been exercised.

SECTION 3 CLOSING; DELIVERY

3.1 Conditions Precedent to Closing. The obligations of the Parties under this Agreement are conditional upon:

(i) the issue of share certificates by the Company to the Selling Shareholder in respect of the 500,000 Class B Shares subscribed by the Selling Shareholder on 30 April, 2010 pursuant to a share purchase agreement dated the same date (as amended from time to time);

(ii) the Whitewash Approval having been obtained and the whitewash procedures required to be implemented by the Company under Section 76(9B) of the Companies Act having been completed;

(iii) the Spring Asia SPA shall have been duly executed, registered and delivered and shall remain in full force and effect;

EXECUTION VERSION

(iv) the representations and warranties set out in Section 4.1 continuing to be true and accurate as of the Closing Date;

(v) each Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(vi) the execution by the Purchaser, the Selling Shareholder, the Principal and the Company of a shareholders’ agreement in relation to the Company in the form set out in the Schedule to this Agreement;

(vii) the execution by the Purchaser, the Selling Shareholder, the Principal and the Company of all conversion documents, directors’ resolutions and other relevant documents to effect conversion of all Class A Shares and Class B Shares (representing 100% of the issued and outstanding preference shares of the Company) into Ordinary Shares; and

(viii) satisfaction of all the conditions precedent set out in Section 3 of the Spring Asia SPA.

3.2 Closing. Subject to the satisfaction of the conditions precedent listed in Section 3.1 above, the completion of the transfer of the Purchase Shares (the “Closing”) shall take place at the office of the Transfer Agent, on August 16, 2012 (the “Closing Date”), or at such other place and time as the Parties may mutually agree in writing. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Purchase Shares if any) as at the Closing Date shall be transferred from the Selling Shareholder to the Purchaser.

3.3 Delivery at the Closing.

At the Closing, the Selling Shareholder shall deliver the following items to the Purchaser:

(i) The share transfer form for the Purchase Shares executed by the Selling Shareholder in favour of the Purchaser, together with the duly issued original share certificate(s) of the Purchase Shares; and

(ii) Written resignations of each of Chi-Ching Chen and John Richard Stringer (collectively, the “GigaMedia Nominees”) as directors of the Company with effect from the date of this Agreement.

At the Closing, the Company shall deliver the following item to the Selling Shareholder:

(i) The share certificate issued by the Company to the Selling Shareholder in respect of the 451,776 Ordinary Shares representing 20% of the ordinary shares of the Company assuming the full conversion of all issued preferred shares of the Company.

EXECUTION VERSION

3.4 Mutual Cooperation.

The Selling Shareholder and the Purchaser shall cooperate to procure the passing of board resolutions of the Company accepting the resignations of the GigaMedia Nominees as directors of the Company and approving the transfer of the Purchase Shares from the Selling Shareholder to the Purchaser.

At the Closing, the Purchaser shall pay the Purchase Price to the Selling Shareholder against receipt of the deliverables listed in Section 3.3 above.

3.5 Simultaneous Completion.

Notwithstanding anything to the contrary contained in this Agreement but subject always to the discretion of the Selling Shareholder to waive this requirement, neither the Selling Shareholder nor the Purchaser shall be obliged to complete the sale and purchase of any of the Purchase Shares unless:

(i) the sale and purchase of all the Purchase Shares and the Spring Asia SPA are effected simultaneously; and

(ii) each of the Spring Asia SPA and this Agreement shall be in full force and effect as at Closing and not terminated or rescinded prior to Closing.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder hereby represents and warrants to the Purchaser that each of the statements in this Section 4 is true, correct, complete and not misleading as of the date hereof and as of the Closing Date:

4.1 Valid Issuance of Purchase Shares. Save for the issue of the share certificate(s) to the Selling Shareholder in respect of the 500,000 Class B Shares subscribed by the Selling Shareholder on 30 April, 2010 pursuant to a share purchase agreement dated the same date (as amended from time to time), (i) the Purchase Shares have been duly authorized and validly issued and are fully paid-up or credited as fully paid-up and non-assessable and free and clear of any and all Encumbrances and (ii) the Selling Shareholder is the sole legal and beneficial owner of the Purchase Shares with full and valid title to any and all Purchase Shares and able to transfer legal and beneficial title to such Purchase Shares according to the law and on the terms and conditions set out in this Agreement.

4.2 Due Authorization. All corporate actions by the Selling Shareholder necessary for the authorization, execution and delivery of, and the performance of any and all obligations of the Selling Shareholder under this Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), have been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Selling Shareholder, are valid and legally binding obligations of the Selling Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

EXECUTION VERSION

4.3 No Conflicts. The execution and delivery of this Agreement and any and all Ancillary Agreements by the Selling Shareholder and the performance of its respective obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of the Selling Shareholder, (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other agreements or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder is bound.

4.4 Governmental Consents. Any consent, approval or authorization of, or registration or filing with, any governmental agency or authority required for the execution and delivery by the Selling Shareholder of this Agreement and the Ancillary Agreements have been obtained prior to the Closing.

4.5 Litigation. There are no actions pending against or affecting the Selling Shareholder in any court or before any arbitrator of any kind or before or by any governmental authority which would affect the transactions contemplated herein and the Selling Shareholder has not received written notice of any such actions.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE COMPANY AND THE PRINCIPAL

The Purchaser, the Company and the Principal hereby jointly and severally represent and warrant to the Selling Shareholder that the statements in this Section 5 are all true, correct and complete as of the date hereof and as of the Closing Date:

5.1 Authorization. All corporate actions by the Purchaser and the Company necessary for the authorization, execution and delivery of, and the performance of any and all of their respective obligations under this Agreement and the Ancillary Agreements have been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser, the Company and the Principal, constitute their valid and legally binding obligations, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2 No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the Company and the Principal and the performances of their respective obligations hereunder and thereunder will not result in (i) in the case of the Purchaser and the Company, any conflict with their respective constitutional documents including but not limited to their certificates of incorporation, by-laws and articles of association or other such documents, or (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other agreements or instrument to which the Purchaser, the Company and/or the Principal is a party or by which the Purchaser, the Company and/or the Principal or their respective properties or assets are bound.

EXECUTION VERSION

SECTION 6 POST CLOSING

6.1 Directors Indemnity. The Company and the Principal jointly and severally agree to fully indemnify and hold harmless the GigaMedia Nominees, and release them from any and all loss, damage, costs, actions, claims, liabilities, proceedings, demands, risks, charges and/or expenses of whatsoever nature and howsoever arising whether direct, indirect, joint, several, actual, contingent or otherwise arising from their tenure as directors of the Company, except where such loss or damage results from any action or inaction of such director constituting willful misconduct, gross negligence or violation of applicable criminal laws. The indemnity set out in this Section 6.1 shall survive Closing.

6.2 Amendment of Articles. The Purchaser, the Principal and the Selling Shareholder, as shareholders of the Company post Closing, shall amend the Company’s memorandum and articles of association in accordance with the mutually agreed amended and restated shareholders agreement to be entered into by the Parties contemporaneous with this Agreement, to reflect, inter alia, the new board composition, share structure, and removal of all preferential and other rights and obligations of the preference shareholders of the Company.

6.3 Termination of Loan Agreement. At the Closing, the Selling Shareholder agrees that the principal and interest under the loan agreements entered into between the Selling Shareholder or any of its affiliates on one hand and the Purchaser, the Company or the Principal on the other, and all outstanding amounts due and owing from the Purchaser, the Company or the Principal to the Selling Shareholder or any of its affiliates shall be released and be written-off unconditionally and absolutely and that the loan agreements be terminated with no further obligation on the part of the Purchaser, the Company or the Principal.

6.4 Financial Information. The Company will provide the Selling Shareholder with unaudited financial reports of the Company’s operation and cash position, prepared under local generally accepted accounting principles and in a format and structure mutually agreed by the Company and the Selling Shareholder, on a monthly basis by the 20th of the subsequent month. The Company will endeavour to use its best efforts to provide the Selling Shareholder with audited annual report within 90 days after the end of each financial year and will provide audited annual report in any event, within 180 days after the end of the financial year. The Company will provide additional or supplemental financial information as per reasonable request by the Selling Shareholder.

EXECUTION VERSION

SECTION 7 CONFIDENTIALITY

7.1 Confidential Information. For purpose of this Section 7, the term “Confidential Information” shall mean the execution, delivery and performance of this Agreement and any and all information delivered by a Party to any of the other Parties in connection with the transactions contemplated herein (including the very existence of any of the transactions).

7.2 Non-Disclosure.

(i) Without the prior written consent of the disclosing Party, any Party(s) receiving the Confidential Information (a) may not use or disclose to any person any Confidential Information; and (b) shall make every effort to prevent the use or disclosure of the Confidential Information. The said provisions do not apply to (1) disclosure of Confidential Information to a director or employee of the receiving Party(s) whose function requires him to have the Confidential Information, (2) disclosure of Confidential Information to a professional adviser for the purpose of advising any of the Parties, (3) Confidential Information which has become public knowledge other than, directly or indirectly, through the receiving Party’s breach of this Section 7.2, or (4) disclosure of Confidential Information required by law or any regulation or any competent authorities, or NASDAQ listing requirements; provided, however, that in the above situations (1) and (2) the persons receiving the Confidential Information have undertaken to observe the confidentiality obligations herein. Notwithstanding the foregoing, each Party may make disclosure regarding this Agreement and any other matters as it believes in good faith may be required in order for it to comply with any rule, regulation, requirement or order of the U.S. Securities and Exchange Commission, NASDAQ, the Singapore Government or any other U.S. or Singapore regulatory body.

SECTION 8 MISCELLANEOUS

8.1 Tag-along Right. The Selling Shareholder shall have a tag-along right in the event that the Purchaser or the Principal sells all or part of their shares in the Company to any third party that is not a subsidiary or affiliate of the Purchaser, the Principal or the Company.

8.2 Binding Effect; Assignment; Joint and Several. This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties. For the avoidance of doubt, notwithstanding any provision herein or elsewhere, the obligations of the Purchaser and the Principal under this Agreement shall be on a joint and several basis.

EXECUTION VERSION

8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

8.4 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall first be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such dispute within thirty (30) days of the start of a consultation relating to such dispute, such dispute shall be submitted to the Singapore International Arbitration Center (“SIAC”) in Singapore for arbitration in accordance with the Arbitration Rules of the SIAC then in force, which rules are deemed to be incorporated by reference into this Agreement. The arbitration shall be conducted in Singapore. The arbitration tribunal shall consist of one arbitrator. The language of the arbitration shall be English. The arbitration award shall be final and legally binding on the Parties in dispute.

8.5 Costs and Expenses. Each of the Parties shall pay all its own costs and expenses incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained. Notwithstanding the foregoing, the Company shall be solely responsible for all the costs and expenses arising out of or in connection with the Whitewash Approval, registration and issue of new shares, and the Selling Shareholder shall be solely responsible for all the costs and expenses arising out of or in connection with the appointment and use of the Escrow Agent in relation to this Agreement and the Spring Asia SPA.

8.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:

(i)	If to the Selling Shareholder, to:

GIGAMEDIA ASIA PACIFIC LIMITED

Address: 10F, No. 392 Ruiguang Road, Neihu District

Taipei 11492, Taiwan

Facsimile:	+886-2-2656-8001
Telephone:	+886-2-2656-8030
Attention:	DIRK CHEN

(ii)	If to the Purchaser, to:

MANAGEMENT CAPITAL INTERNATIONAL LTD.

Address:	35 Tai Seng Street #01-01, Tata Communications Exchange, Singapore 534103

Facsimile:	+65-6898 8881
Attention:	ROLAND ONG TOON WAH

EXECUTION VERSION

(iii)	If to the Principal, to:

Address:	35 Tai Seng Street #01-01, Tata Communications Exchange, Singapore 534103
Facsimile:	+65 6898 8881
Telephone:	+65 6309 3008
Attention:	ROLAND ONG TOON WAH

(iv)	If to the Company, to:

INFOCOMM ASIA HOLDINGS PTE. LTD.

Address:	35 Tai Seng Street #01-01, Tata Communications Exchange, Singapore 534103

Facsimile:	+65- 6898 8881
Attention:	ROLAND ONG TOON WAH

or, in each case, at such other address as may be specified in writing to the other Parties in accordance with the requirements of this Section 8.6.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received

(a) if by personal delivery or courier, on the day delivered, or

(b) if by facsimile, (x) if during business hours on a Business Day, on the day on which such facsimile was sent, or (y) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.

EXECUTION VERSION

8.7 Taxation. The Parties understand and acknowledge that there may be tax implications to the payment of some or all of the monies paid pursuant to this Agreement. The Parties understand and acknowledge that in the event any governmental or taxing authority takes the position that some or all of the monies paid pursuant to this Agreement are taxable or taxable in a different manner than set forth in this Agreement, the Purchaser shall be solely responsible for any and all tax obligations that may arise with regard to itself respectively. If any governmental or taxing authority disagrees with how the payment is allocated, such allocation shall not void any other provision of this Agreement. The Parties further warrant and agree to indemnify, secure and hold all other Parties harmless from any of its own costs, assessments, penalties, damages, fees, interest, or any other sums arising from any tax obligations imposed by any governmental or taxing authority as a result of the monies paid pursuant to this Agreement. All payments of fees or other amounts to be made by the Purchaser under this Agreement will be made without deduction or withholding for or on account of any taxes, duties or levies (including but not limited to any taxes, duties or levies on the supply of goods and services). If the Purchaser is required by law to deduct or withhold any taxes, duties or levies, the Purchaser shall pay such additional amounts as shall be necessary in order that the net amounts received by the Selling Shareholder after such deduction or withholding shall equal the amounts which would have been received by the Selling Shareholder (or such other person as it may direct) had no such deduction or withholding been required to be made.

8.8 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable by competent authorities, such determination shall not affect the legal effect of the remaining provisions of this Agreement to the greatest extent permitted by applicable law.

8.9 Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.10 Counterparts. This Agreement may be executed in counterparts and signed by the Parties on separate copies or counterparts, all of which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any Party, the other Parties shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting Party or Parties.

8.10 Third Party Contract Rights. Except for the GigaMedia Nominees, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement. Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

[SIGNATURE PAGE FOLLOW]

EXECUTION VERSION

(Signature Page)

IN WITNESS WHEREOF the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

INFOCOMM ASIA HOLDINGS PTE. LTD.

Signed By:	/s/ Roland Ong
Name:	Roland Ong
Title:	Director

GIGAMEDIA ASIA PACIFIC LIMITED

Signed By:	/s/ John R. Stringer
Name:	John R. Stringer
Title:	Director

MANAGEMENT CAPITAL INTERNATIONAL LIMITED

Signed By:	/s/ Roland Ong
Name:	Roland Ong
Title:	Director

ROLAND ONG TOON WAH

/s/ Roland Ong

Schedule

Form of Shareholders’ Agreement